LOCAL COUNSEL FEE AGREEMENT

This sets forth the Agreement (the “Agreement”) made this 21st day of June 2018 (the “effective date” of this Agreement) between Advanced Voice Recognition Services, Inc. (“AVRS” or “the Client”), Buether Joe & Carpenter, LLC (“BJC”) and Schmeiser, Olsen & Watts LLP (“Schmeiser”) regarding the payment of attorneys’ fees to Schmeiser relating to licensing and litigation activities as described below. AVRS, BJC and Schmeiser are sometimes collectively hereinafter referred to as the “Parties.” Any one of the Parties may be sometimes hereinafter referred to as a “Party.” This Agreement is to be construed together and consistent with the Contingent Fee Agreement entered into between AVRS and BJC relating to the same subject matter as thisAgreement.

1.    Scope of the Agreement. This Agreement concerns litigation activities with respect to  U.S. Patent No. 7,558,730 (the “`730 patent”) and any patent rights  related to the `730 patent, including any divisional, continuation, continuation-in-part, reissue patent, reexamination certificate, or foreign counterpart of any such patent rights that is issued or may be issued as a result of any patent application, reissue application or re-examination (the “Patent Rights”). AVRS, BJC and Schmeiser are executing this Agreement for the purpose of engaging Schmeiser to assist BJC in jointly representing AVRS in connection with forthcoming litigation in the U.S. District Court, District of Arizona.

2.     Joint Conduct of Lawsuit. With respect to the Joint Representation Lawsuit, Schmeiser and BJC will analyze the Patent Rights and the activities of defendants in any lawsuits and, with the assistance of AVRS, will conduct settlement negotiations for the purpose of obtaining settlement Agreements with such defendants with respect to the Patent Rights. Schmeiser also will assist BJC in connection with the prosecution of the Joint Representation Lawsuit. Schmeiser, as consideration  for  its rights under this Agreement, agrees to provide, upon request, substantial involvement in any aspect of the Joint Representation Lawsuit, including settlement negotiations, discovery, the preparation of pleadings, participation in hearings, claim construction related activities, trial as well as planning and strategy regarding all of theabove.

3.     SchmeiserAuthority to Act. AVRS and BJC authorize Schmeiser to negotiate, compromise, settle and receive for and in AVRS’s name, all compensation, damages or property to which AVRS may become entitled by reason of any Joint Representation Lawsuit. Schmeiser agrees not to enter into any settlement agreement  with respect to any Joint Representation Lawsuit without consultation with BJC and AVRS, and Schmeiser agrees not to enter into any settlement agreement without the written consent ofAVRS.

4.     Compensation to Schmeiser. AVRS has requested Schmeiser to handle litigation activities under this Agreement regarding the Joint Representation Lawsuit on an hourly fee basis. In other words, Schmeiser will be charging AVRS for its services basedontheactualtimespentandtheregularhourlyratesofeachattorneyandlegal

assistantperforming services to AVRS regardless of the outcome. Schmeiser will be provided a $2,500 ever-green Retainer for its representation of AVRS under this Agreement.

5.    Reevaluation of Fee Paying Provisions. BJC and Schmeiser agree that, every three months following the effective date of this Agreement, they shall consult in good faith with each other for the purpose of evaluating the fairness of the terms of this Agreement to ensure that the fees being paid to Schmeiser are fair and reasonable based upon the proportion and value of the services performed by each of them under this Agreement. This Agreement may be modified or terminated as a result of any such reevaluation.

6.    Right of Schmeiserto Withdraw. Schmeiser may, at its option and with court approval if necessary, withdraw from the joint representation of AVRS with respect to the Joint Representation Lawsuit or cease to represent AVRS with respect to such lawsuits for any reason consistent with the attorneys’ ethical and professional obligations. In the event of such withdrawal, Schmeiser shall be entitled to compensation for any litigation services it has provided to AVRS as limited by the terms of this Agreement pursuant to the established legal principles in the State of Texas governing such compensation. If Schmeiser decides for any reason to withdraw from the joint representation of AVRS, it shall provide AVRS and BJC a reasonable time to identify and retain replacementcounsel.

7.    Termination of Schmeiser. AVRS and/or BJC may at any time terminate Schmeiser’s representation of AVRS pursuant to this Agreement. Such termination without cause shall not in any way eliminate Schmeiser’s right to compensation relating to any attorneys’ fees already owed and pertaining to any Licensing Negotiations or Lawsuit pending as of the date of termination under this Agreement and the applicable common law. In the event AVRS and/or BJC discharges Schmeiser for good cause, Schmeiser shall not be entitled to receive any fee or other compensation except for any attorneys’ fees actually owed to Schmeiser as of the date of termination and reimbursement to Schmeiser of reasonable out-of-pocket expenses previously authorized and incurred through the date that Schmeiser ceases to render services to BJC or AVRS, which shall be reimbursed solely from Litigation Proceeds recovered by AVRS, ifany.

8.    Law Firm Liability after Termination. If Schmeiser ceases to represent AVRS pursuant to any provision of this Agreement, then Schmeiser shall no longer be liable to AVRS or to any third party for any costs or expenses incurred after the date of the termination of Schmeiser’srepresentation.

9.    Dispute Resolution. In the event that there is a dispute concerning the terms of this Agreement or involving any of the services provided pursuant to this Agreement, the Parties hereby agree to submit such dispute to binding arbitration. The Parties shall choose a single arbitrator to arbitrate the dispute who shall conduct the proceedingsatalocationagreedtobybothPartiespursuanttotheCommercial

Arbitration Rules of the American Arbitration Association (“AAA”), as applicable, then in effect or any other procedure mutually agreed to. Each party shall bear its own  attorney fees and costs in connection with the arbitration, including the costs of the AAA and the arbitrator, which shall be equally divided. In the event that this arbitration provision is deemed to be unenforceable, such unenforceability shall have no effect on any other provision of this Agreement, and the Parties in such event shall be free to pursue any remedies otherwiseavailable.

10.    Remedies for Breach. In the event that any Party hereto shall breach any of the obligations imposed by this Agreement, then a non-breaching Party shall be entitled to pursue a claim for monetary damages as a result of such breach. No Party, however, shall be entitled to recover special, indirect, or consequential damages, including lost profits, from any other Party. For purposes of this paragraph, if AVRS or BJC breaches the Agreement, the compensation to which Schmeiser may be entitled under Paragraph 4 herein is not “special, indirect, or consequential damages, including lostprofits.”

11.    Attorneys’ Fees in Dispute. In the event that a Party becomes involved  in litigation in connection with any right, obligation, or duty set forth in this Agreement then, and in that event, each Party shall be responsible for paying its own expenses, costs and attorneys’ fees incurred by such Party as a result of suchlitigation.

12.    Successors and Assigns. This Agreement is and shall be binding and inure to the benefit of the Parties and their respective subsidiaries and affiliates, heirs, executors, administrators, legal representatives, predecessors, successors andassigns.

13.    Governing Law. It is expressly understood and agreed that this Agreement shall be governed by, construed, interpreted, and enforced in accordance with the laws of the State ofTexas.

14.    Legal Construction. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions thereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been containedherein.

15.    Waiver and Integration. This Agreement constitutes the entire Agreement among the Parties and supersedes any prior understandings or written or oral Agreement between the Parties respecting the subject matter of this Agreement. This Agreement may not be modified or amended except by a subsequent Agreement in writing signed by the Parties. The Parties may waive any of the conditions contained herein or any of the obligations of any other party. Any such waiver shall be effective only if in writing and signed by the Party waiving such condition orobligation.

16.    Counterparts. This Agreement may be executed in multiple  counterparts, each one of which will be considered to be anoriginal.

BUETHER JOE & CARPENTER, LLC

Eric W. Buether -- Member

SCHMEISER, OLSEN & WATTS LLP

Al Schmeiser – Managing Partner

AGREED AND ACCEPTED:

ADVANCED VOICE RECOGNITION SERVICES, INC.

By:                                                                  Name:           Title: